CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Offering Statement on Form 1-A POS of our report dated April 26, 2023, relating to the consolidated financial statements of VV Markets, LLC for the year ended December 31, 2022 and to all references to our firm included in this Offering Statement.

Certified Public Accountants

Lakewood, CO

April 28, 2023